Exhibit 10.6.7
FIRST ADDENDUM TO AGREEMENT OF SUBLEASE
     THIS FIRST ADDENDUM TO AGREEMENT OF SUBLEASE (this “Addendum”) is made and entered into as of May 13, 2010, by and between by and between Harris Interactive Inc., a Delaware corporation, with offices at 60 Corporate Woods, Rochester, New York 14623 (“Sub-Sublandlord”), and McCANN ERICKSON INC., a Delaware corporation, with offices at 622 Third Avenue, New York, NY 10017 (“Subtenant”).
     A. Sub-Sublandlord and Subtenant have previously entered into that certain Agreement of Sublease dated as of February 28, 2007 (the “Sublease”) for the premises described therein (the “Sub-Sublease Premises”) consisting of approximately 8,180 of rentable square feet on the seventh (7th) floor of the building located at 161 Avenue of the Americas, New York, New York (the “Building”) and as more particularly set forth in the Sublease (the “Original Sub-Sublease Premises”).
     B. Pursuant to the provisions of the Sublease and this Addendum, Subtenant desires to sublease from Sub-Sublandlord, and Sub-Sublandlord is willing to sublease to Subtenant approximately 11,650 of additional rentable square feet on the (7th) floor of the Building inclusive of the caged in area of the data room (“Data Room”) that will be made available for Subtenant’s use (all as more particularly described in the floor plan attached hereto as Exhibit “A”, the “Additional Sub-Sublease Premises”) and to make certain other additions to the Sublease, all on the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows.
     1. Scope of Addendum; Defined Terms. It is the intent of the parties that this Addendum shall add to the Sublease. Except as expressly provided in this Addendum, all terms and conditions currently and hereafter in effect under the Sublease shall remain in full force and effect, and all such terms and conditions are hereby ratified and confirmed. The term “Sub-Sublease Premises”, as defined in the Sublease, shall hereafter be deemed to include the Additional Sub-Sublease Premises except to the extent that certain terms or conditions in the Sublease are separately addressed in this Addendum with respect to the Additional Sub-Sublease Premises. Should any inconsistency arise between this Addendum and the Sublease as to the specific matters which are the subject of this Addendum, the terms and conditions of this Addendum shall control. The term “Sublease” as used herein shall refer to the Sublease as modified by this Addendum, except as expressly provided in this Addendum. All capitalized terms used in this Addendum and not defined herein shall have the meanings set forth in the Sublease unless the context clearly requires otherwise.
     2. Additional Demised Premises. As of the date of this Addendum:
          (a) Sub-Sublandlord does hereby lease to Subtenant, and Subtenant does hereby hire and take from Sub-Sublandlord, the Additional Sub-Sublease Premises for a term

(the “Additional Sub-Sublease Premises Term”) commencing on the later to occur of (x) June 1, 2010 and (y) the date on which Sub-Sublandlord shall deliver possession of the Additional Sub-Sublease Premises to Subtenant, along with the Consent to New Sublease (as hereinafter defined) (the “Additional Sub-Sublease Premises Commencement Date”), and expiring at 11:59 p.m. on April 28, 2012, unless sooner terminated pursuant to the terms hereof, the terms of the Sublease, or by operation of law. Promptly after delivery of possession of the Additional Sub-Sublease Premises to Subtenant, the parties shall execute a letter confirming the Additional Sub-Sublease Premises Commencement Date of this Addendum. Notwithstanding the foregoing, prior to the Additional Sub-Sublease Premises Commencement Date, but no earlier than May 17, 2010, and only after providing Sub-Sublandlord with the Insurance Evidence (as defined below) (the “Access Period”), Subtenant may access the Additional Sub-Sublease Premises solely to perform the following work: (i) painting; (ii) carpeting the main conference room; (iii) cabling; (iv) electrical; and (iv) installing security cameras (the “Additional Subtenant’s Work”). The term “Subtenant’s Work”, as defined in the Sublease, shall hereafter, to the extent applicable, be deemed to include the Additional Subtenant’s Work. Subtenant’s access to the Additional Sub-Sublease Premises during the Access Period shall be subject to all applicable terms and conditions of the Sublease other than the payment of any rent or other expenses as set forth in Sections 3, 4 and 5 below or otherwise provided herein, including, but not limited to, the applicable provisions in Section 1.C. For sake of clarity, the payment obligations set forth in Sections 3, 4 and 5 of this Addendum shall not commence until the Additional Sub-Sublease Premises Commencement Date. Subtenant shall maintain in effect, and evidence to Sub-Sublandlord, worker’s compensation insurance and disability insurance in accordance with statutory requirements, and general liability insurance against bodily injury, property damage, and contractual liability in connection with the Additional Subtenant’s Work with a combined single limit of $1,000,000 per occurrence and $2,000,000 in the aggregate, naming Sub-Sublandlord as an additional insured with respect to such liability insurance (the “Insurance Evidence”).
          (b) Consent to Sublease. The Sublease as added to by this Addendum is conditioned upon the written consent by the Master Landlord and Sublandlord to the sublease of the Additional Sub-Sublease Premises in accordance with the terms of this Addendum and the Master Lease (the “Consent to New Sublease”). Promptly after the execution of this Addendum, Sub-Sublandlord shall present the Consent to New Sublease to Master Landlord and Sublandlord for execution. Sub-Sublandlord shall use its best efforts to obtain Master Landlord’s and Sublandlord’s execution of the Consent to New Sublease on or before that date which is 45 days from the date first set forth above (the “Final New Consent Delivery Date”), including payment of any moneys required to be paid such parties for their consent, but Sub-Sublandlord shall not be required to take any legal action for such purpose. Subtenant agrees to cooperate with Sub-Sublandlord in responding to any reasonable request by Master Landlord and Sublandlord for information (financial or otherwise) or documents relating to Subtenant or its business. Should Sub-Sublandlord fail for any reason to deliver possession of the Additional Sub-Sublease Premises along with the executed Consent to New Sublease by the Final New Consent Delivery Date, Subtenant may terminate this Addendum or elect to cause the Additional Sub-Sublease Premises Term to commence on (and the Additional Sub-Sublease Premises Commencement Date shall be) the date on which Sub-Sublandlord actually delivers to Subtenant both possession of the Additional Sub-Sublease Premises and the fully executed Consent to New Sublease.
          (c) Sub-Sublandlord’s Work. Sub-Sublandlord, at its sole cost and expense, shall “box in” the internal staircase located in the Additional Sub-Sublease Premises and shall install a secondary egress door to the Data Room and shall separate the Data Room by creating a caged in area for Subtenant’s use, all of which shall be performed in accordance with the plans and specifications reasonably approved by Subtenant (collectively, “Sub-Sublandlord’s Work”). Sub-Sublandlord shall use its best efforts to complete the Sub-Sublandlord’s Work on or before that date which is 45 days from the date first set forth above; provided, however, that in all events, Sub-Sublandlord’s Work shall be completed other than punchlist items on or before the date that occurs thirty (30) days after the Additional Sub-Sublease Premises Commencement Date. In the event that Sub-Sublandlord does not complete the Sub-Sublandlord’s Work within forty-five (45) days after the date that Sub-Sublandlord obtains (i) the Consent to New Sublease, (ii) the Master Landlord’s approval of the plans for the Sub-Sublandlord’s Work, and (ii) all building department permits and approvals necessary to perform the Sub-Sublandlord’s Work, (the “Outside Completion Date”), the Additional Monthly Base Rent (as defined below) shall be abated by 50% for the first fifteen (15) days following the Outside Completion Date and shall be abated 100% thereafter until the Sub-Sublandlord’s Work is completed. Any abatement shall be prorated for partial months in which the Sub-Sublandlord’s Work is not completed. Sub-Sublandlord’s obligation to complete the Sub-Sublandlord’s Work as set forth above shall not include punchlist items.
     3. Rent. In addition to any Monthly Base Rent obligations pursuant to the Sublease, commencing on the Additional Sub-Sublease Premises Commencement Date, Subtenant shall pay Sub-Sublandlord annual rent in the amount of TWO HUNDRED SEVENTY THREE THOUSAND EIGHT HUNDRED NINETY-ONE AND 50/100 DOLLARS ($273,891.50) [(11,650 square feet x $23.51PSF] (“Additional Annual Base Rent”), payable in equal monthly installments during such period in the amount of Twenty-Two Thousand Eight Hundred Twenty-Four and 29/100Dollars ($22,824.29) per month (“Additional Monthly Base Rent”). Any partial month shall be prorated accordingly. Concurrently with the execution and delivery of this Addendum, Subtenant shall deliver to Sub-Sublandlord payment consisting of the first month’s Additional Monthly Base Rent.
     4. Operating Expenses. Commencing on the first anniversary of the Additional Sub-Sublease Premises Commencement Date, as its proportionate share of Operating Expenses for the Additional Sub-Sublease Premises, Subtenant shall pay Sub-Sublandlord three percent (3%) of the Additional Annual Base Rent in equal monthly installments with the Additional Monthly Base Rent. Any partial year shall be prorated accordingly. For the sake of clarity, other than as set forth in this Addendum, Subtenant shall not be responsible for any other payments of Operating Expenses for the Additional Sub-Sublease Premises. Subtenant’s payment obligations with respect to Operating Expenses for the Original Sub-Sublease Premises shall remain unchanged.
     5. Real Estate Taxes. Commencing on the first anniversary of the Additional Sub-Sublease Premises Commencement Date, Subtenant shall pay Sub-Sublandlord 29.12% of the increased amount of real estate taxes payable by Sub-Sublandlord to Sublandlord to Master Landlord pursuant to Paragraph THIRTY-EIGHTH of the Master Lease, utilizing the 2010/2011 fiscal year as the Sublease Real Estate Tax Base Year for the calculation, for the Additional Sub-Sublease Premises. Such payments shall be made in equal monthly installments with the Additional Monthly Base Rent. Any partial year shall be prorated accordingly. Subtenant’s payment obligations with respect to real estate taxes for the Original Sub-Sublease Premises shall remain unchanged.
     6. Real Estate Brokers. Each of Sub-Sublandlord and Subtenant represents and warrants that it has neither consulted nor negotiated with any broker or finder with regard to the Additional Sub-Sublease Premises or this Addendum other than CB Richard Ellis and Jones Lang LaSalle (the “Brokers”). Each of Sub-Sublandlord and Subtenant shall indemnify, defend, protect and hold the other party harmless from and against any claims for fees and commissions (including reasonable attorneys’ fees) from anyone claiming to have dealt with Sub-Sublandlord or Subtenant, as the case may be, other than the Brokers, in connection with the Additional Sub-Sublease Premises or this Addendum. Sub-Sublandlord shall pay the commission due the Brokers in accordance with a separate agreement and, notwithstanding the foregoing, shall indemnify Subtenant for any claim by the Brokers for payment of any commission due to the Brokers under such separate agreement.
     7. Cleaning and Maintenance. Cleaning and maintenance of the Additional Sub- Sublease Premises is not included in the Additional Monthly Base Rent.
     8. Furniture and Fixtures. Without additional charge to Subtenant, Subtenant shall have use during the Additional Sub-Sublease Premises Term of the furniture and fixtures existing in the Additional Sub-Sublease Premises as of the Additional Sub-Sublease Premises Commencement Date which shall be set forth in an inventory to be reasonably agreed to by both Sub-Sublandlord and Subtenant on or before May 21, 2010.
     9. Alterations. Sub-Sublandlord shall not require the removal by Subtenant of any alterations, decorations, installations, additions or improvements existing in the Additional Sub-Sublease Premises as of the Additional Sub-Sublease Premises Commencement Date. Any requirements regarding alterations, decorations, installations, additions or improvements in the Additional Sub-Sublease Premises made on or after the Additional Sub-Sublease Premises Commencement Date shall be governed by the terms and conditions in the Sublease.
     10. Related Entity Use. Sub-Sublandlord acknowledges that the Additional Sub-Sublease Premises, initially, will be occupied by Rivet, a Draftfcb company.
     11. Signage. Sub-Sublandlord shall use best efforts to obtain Master Landlord’s consent to the placement of signs on the floor of the Additional Sub-Subleased Premises and lobby, as permitted by the Master Lease.
     12. Entire Agreement. This Addendum sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements.

     13. Counterparts. This Addendum may be executed in counterparts, each of which shall be deemed to be an original and all of which shall together constitute in one and the same instrument.
     14. Authority. Sub-Sublandlord and Subtenant each represents and warrants to the other that the execution, delivery and performance of this Addendum by such party, and the consummation of all transactions contemplated hereby, have been duly authorized by all necessary action of such party.
     15. Severability. If any provision of this Addendum or the application thereof to any person or circumstance is or shall be deemed illegal, invalid or unenforceable, the remaining provisions hereof shall remain in full force and effect and this Addendum shall be interpreted as if such legal, invalid or unenforceable provision did not exist herein.
     16. Governing Law. This Addendum shall be governed by the laws of the State of New York.
     17. Successors and Assigns. The covenants, terms, conditions, provisions and undertakings in this Addendum shall extend to and be binding upon the successors and permitted assigns of the respective parties hereto.
[Execution page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of the day and year first above written.

SUB-SUBLANDLORD : HARRIS INTERACTIVE INC.
By:	/s/ Marc H. Levin
	Name:	Marc H. Levin
	Title:	EVP, General Counsel & Corporate Secretary

SUBTENANT : McCANN ERICKSON INC.
By:	/s/ Nicholas J. Camera
	Name:	Nicholas J. Camera
	Title:	Vice President and Secretary

EXHIBIT “A”
THE ADDITIONAL SUB-SUBLEASE PREMISES